Exhibit 23.1

M&K CPAS, PLLC
Letterhead

Z Trim Holdings, Inc.

We hereby consent to the inclusion in this annual report on Form 10-K of Z Trim Holdings, Inc. of our report dated April 11, 2014, relating to the Company's financial statements appearing in the Form 10-K for the years ended December 31, 2013 and 2012.

/s/ M&K CPAS, PLLC

Houston, Texas

April 14, 2014